Exhibit 99.1
Endeavour International Corporation
For immediate release
For more information, contact:
Rusty Fisher, 713-307-8770
Endeavour Announces Strategic Investment
By Smedvig
Houston, TX — December 26, 2007 — Endeavour International Corporation (“Endeavour”) (AMEX: END) (LSE: ENDV) today announced that it has signed an agreement with the Smedvig Family Office of Norway for a current investment of $40 million (USD) and with the intent to increase that investment to a total of $100 million (USD) in the future to support the strategic activities of Endeavour. This investment will take the form of a convertible note and is expected to close in mid-January upon completion of required consents and approvals.
“It is a significant vote of confidence for the Smedvig family to make this investment in our management team and company,” said William L. Transier, chairman, president and chief executive officer. “Peter Smedvig is an extremely well-respected operator and investor in the energy industry and we are excited about the growth potential he sees in Endeavour. Over the past few months, we have come to know and appreciate the long-term strategic view of the Smedvig team and believe they will be a valuable stakeholder and partner as we aggressively pursue our strategy. Moreover, given our strategic focus, we are particularly pleased to welcome a Norwegian investor with extensive North Sea experience.”
Peter Smedvig, chairman of the Smedvig Family Office said, “Endeavour has an outstanding management team which is committed to success in the North Sea. We believe the region offers tremendous investment opportunities and we have every confidence that Endeavour is the right company to seize those opportunities. Our initial investment will help the company take a key step toward future growth and is planned to be the first in a series of investments to support the strategy of Endeavour.”
The convertible notes, due January 2014, have an initial conversion price of $2.36, a 74 percent premium to the closing price of Endeavour common stock on December 24, 2007, and carry a coupon of 11.5 percent. The coupon will not be paid in cash, but will accrue and be convertible into common shares at the conversion price.
“This is a significant step forward in the improvement of the capital structure for Endeavour. We expect to use the initial Smedvig Family funding to pay down higher cost debt and lower the company’s overall cost of capital,” said J. Michael Kirksey, executive vice president and chief financial officer. “Future investments of Smedvig will be on terms appropriate at the time and used to fund growth opportunities for Endeavour.”
The Smedvig Family Office is based in Stavanger, Norway. The Smedvig companies dates back to 1915, when the first ship owning companies was established. Smedvig entered the offshore oil and gas industry by investing in an exploration service company, land bases, supply vessels in 1965 and drilling units from 1973 onwards at the start of offshore activities in the North Sea. The Smedvig Family has a long term strategy for the management of their holdings in a diversified portfolio and invests in a variety of asset classes. For more information, visit www.smedvig.no
Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.
Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.